Mr. Richard A. Nortz
July 12, 2001
Page 15









                            [NOVELL, INC. LETTERHEAD]

                                  July 12, 2001



Mr. Richard A. Nortz
11826 Hidden Canyon Lane
Sandy, Utah  84092


Dear Rich:

This letter agreement (the "Agreement") confirms the agreement that we have reached regarding your separation from employment with Novell, Inc. ("Novell" or the "Company"). The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Company and its affiliates from any claims that you may have against any of them, and to permit you to receive certain separation pay, acceleration of vesting of stock options, and related benefits. You understand that the benefits under this Agreement are greater than those offered to you in lieu of those for which you otherwise might be eligible under the Novell, Inc. Senior Management Severance Plan ("Plan"). You acknowledge that you are entering into this Agreement voluntarily. By entering into this Agreement, you understand that you are giving up your right to the fullest extent permitted by law to bring legal claims against the Company including, among others, claims relating to your employment and its termination. If you were not to enter into this Agreement and were to bring any claims against the Company, the Company would dispute the merits of those claims and would contend that it acted lawfully and for good business reasons with respect to you. Neither the Company nor you want your employment relationship to end with a legal dispute. You understand that by offering to enter into this Agreement the Company is not admitting in any way that it violated any legal obligation that it owed to you or to any other person. To the contrary, the Company's willingness to enter into this Agreement demonstrates that it is continuing to deal with you fairly and in good faith. With those understandings and in exchange for the promises of you and the Company set forth below, you and the Company agree as follows:

1.   Effective Date

     This Agreement shall be deemed to have been executed as of the date of your signature below (the "Execution Date"). The Agreement shall become effective on the eighth (8th) day following the Execution Date (the "Effective Date") unless you exercise your right to revoke in accordance with Section 13 below.

2.   Resignation

     You hereby resign from your employment with Novell effective as of January 31, 2002 provided that the Company may accelerate said resignation on 30 days advance notice (January 31, 2002 or such earlier date selected by the Company hereafter referred to as the "Resignation Date"). You agree that on the Resignation Date all offices and positions that you hold with Novell and all related or affiliated entities also terminate. The Company will pay to you all base salary earned by you through the Resignation Date and all accrued but unused vacation pay due to you based on your employment through the Resignation Date. 3. Interim Employment

      (a) You acknowledge and agree that between the date of this letter and the Resignation Date (the "Interim Period") that you shall report to Novell's Chief Operating Officer and shall perform such tasks as may be assigned to you, including transitioning various matters to the Company's five geographic presidents.

      (b) Your eligibility for Severance Payments, Additional Severance and other payments and benefits under Sections 3 and 4 above (collectively, the "Severance Benefits") hereunder will terminate if, prior to the Resignation Date, you voluntarily resign from your employment with the Company without the consent of the Company or your employment is terminated by the Company for "cause." For purposes of this Agreement, Novell shall be deemed to have cause to terminate your employment if any of the following occur and, within 14 days following your receipt of a written demand from the Company describing its basis for believing cause exists, you have failed to effectively cure such basis for cause: (i) your continued violations of your obligations to the Company which are demonstrably willful or deliberate on your part;

          (ii) your engaging in willful misconduct which is injurious to the Company or its affiliates;

         (iii) your commission of a felony, an act fraud against or the misappropriation of property belonging to the Company or its affiliates;

          (iv) your breach, in any material respect, of the terms of any confidentiality or proprietary information agreement between you and the Company, including without limitation any breach by you of your obligations under Section 8 hereinbelow; or

            v) a determination by the Company's Chief Operating Officer and Chief Executive Officer that you have committed a material violation of the Standards of Employee Conduct, which standards may be altered from time to time by the Company, as defined in the most current version of the Company's Employee Handbook. You understand and agree that the foregoing definition of cause applies only for purposes of this Agreement, but is not intended to amend or modify the at-will nature of your employment relationship. (c) During the Interim Period, your Base Salary shall remain at an annualized rate of $425,000 per year.

4.   Payments

     In exchange for and subject to the terms and conditions of this Agreement, including, without limitation, the general releases of claims in Section 7 (including the subsequent delivery of the release contemplated by Section 7(d)), Novell shall:

     (a) Pay you Eight Hundred and Fifty Thousand Dollars ($850,000) (i.e., an amount equal to 200% of your Base Salary (the "Severance Payment"). The Severance Payment shall be paid by check or wire transfer, as you direct, by the Company to you in equal installments over twenty-four (24) months, such installments payable in accordance with Novell's regular payroll practices for senior executives, subject to your continuing compliance with
     Section 8 below, with the first such payment being made on the first regular payroll date next following the Resignation Date. For purposes of this Agreement, the term "Base Salary" shall mean your gross base salary on an annualized basis, exclusive of bonuses, commissions and other incentive pay, as in effect immediately prior to the Resignation Date.

     (b) Pay you Five Hundred and Ten Thousand Dollars ($510,000) (the "Additional Severance"). Subject to your continuing compliance with Section 8 below, the Additional Severance shall be paid by check or wire transfer, as you direct, by the Company to you as follows: (i) Two Hundred and Fifty-Five Thousand Dollars ($255,000) in a lump sum within 14 days following the Resignation Date and (ii) Two Hundred and Fifty-Five Thousand Dollars ($255,000) payable in four (4) equal quarterly installments of Sixty-Three Thousand Seven Hundred and Fifty Dollars ($63,750) each, with the first such installment due three (3) months following the Resignation Date and the final installment due fifteen (15) months following the Resignation Date.

     (c) Accelerate the vesting of that portion or portions of your stock options and restricted stock grants, which would have vested within two years after the Resignation Date. Subject to the original term of the option grant or grants, the vested options shall otherwise remain exercisable, subject to your continuing compliance with Section 8 below, for a period of up to twelve (12) months following the Resignation Date (January 31, 2002). The Company hereby waives its repurchases rights with respect to vested restricted stock.

     (d) Provide you with reimbursement for financial planning and tax return preparation, not to exceed Eleven Thousand Dollars ($11,000) in the aggregate, for each of calendar year 2001 and 2002.

5.   Benefits

     Your eligibility to participate in all Company employee benefit plans and programs will cease effective on or after the Resignation Date pursuant to applicable benefit plan terms and benefit practices. Any continuing rights to benefits that you may have are governed by the terms of those benefit plans and programs and the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended. The Company shall pay you a monthly amount equal to the premium it would have paid on your behalf if you had remained employed, under your health and dental plan elections in effect as of the Resignation Date, until the earlier of the date on which you become eligible for health or dental coverage through another employer or the second (2nd) anniversary of the Resignation Date.

6.   Tax Deductions and Reporting

     Novell shall reduce all payments made to you under this Agreement by those deductions and withholdings that it reasonably determines to be required for tax purposes and shall make such tax-related reporting that it reasonably determines to be required with respect to payments under this Agreement.

7.   General Releases of Claims

     You  voluntarily  release  and  discharge  Novell  and its  affiliates  and subsidiaries,  its  and  their  respective  predecessors,  successors,  and assigns, and the current and former officers, directors, investors, shareholders, employees, and agents of the foregoing (any and all of which hereinafter are referred to as the "Released Parties") generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown (collectively referred to as "Claims"), which you have, claim to have, ever had, or ever claimed to have had against the Released Parties. This general release of Claims includes, without implication of limitation, all Claims related to your employment with the Company, the compensation provided to you by the Company, rights or benefits under the Plan, the circumstances of your termination from employment with the Company, or your activities on behalf of the Company, including, without implication of limitation, any Claims of wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, tortious interference with advantageous relations, any intentional or negligent misrepresentation, and unlawful discrimination or retaliation under any federal, state or local common law, statute, order, ordinance or regulation (including, without implication of limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, The Americans with Disabilities Act and any similar California state or local law or ordinance). You also waive any Claim for reinstatement, damages of any nature, severance pay, attorney's fees, or costs. Notwithstanding anything in this general release to the contrary, this general release shall not be construed to limit your right to enforce this Agreement.

     (a) You shall not hereafter pursue or accept damages or other relief in any type of claim or action against any of the Released Parties with respect to anything that has occurred up to your execution of this Agreement; provided, however, that nothing in this Agreement shall be construed to limit your rights under this Agreement.

     (b) You hereby represent and warrant that you have not heretofore assigned any Claim otherwise released pursuant to this Agreement to any third party. You further represent and warrant that you have not heretofore filed any Claim with any court or administrative agency. (c) As a condition precedent to the Company's obligation to provide to you the Severance Benefits, you shall execute on or after the Resignation Date, deliver to the Company and not revoke the additional Release attached hereto as Exhibit A.

8.   Employee Covenants

     In accordance with the terms of this severance offer, the Company's obligation to provide and your eligibility to receive the Severance Benefits are expressly conditioned upon your compliance with the following covenants. You understand and acknowledge that, in accordance with the terms of this severance offer, in the event you breach your obligations to the Company under the following covenants, the Company's obligation to provide Severance Benefits to you shall cease, without prejudice to any other remedies that may be available to the Company.

     (a) Covenant Concerning Confidential Information. You acknowledge that, by reason of your duties for Company you had access to and were brought into frequent contact with and became informed of confidential or proprietary information which the Company possesses or to which the Company has access, and which related to the Company and/or its business, is not generally known to the public or in the trade and is a competitive asset and/or constitutes a "trade secret," as that term is defined by the laws of Utah, of the Company (collectively, "Confidential Information"). You further acknowledge and agree that Confidential Information includes, without limitation, all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in your mind or memory, which derives independent economic value, actual or potential, from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, including without limitation, non-public (A) planning data and marketing strategies; (B) terms of any new products and investment strategies; (C) information relating to personnel matters; (D) financial results and information about business condition; (E) terms of any investment, management or advisory agreement or other material contract; (F) proprietary software and related documents; (G) client and prospecting lists and contact persons at such clients and prospects; (H) business relationships (prospective or otherwise); and (I) material information concerning Customers or their operations, condition (financial or otherwise) or plans. You hereby acknowledge and agree that reasonable efforts have been put forth by the Company to maintain the confidentiality of such Confidential Information.

     (b) You acknowledge that your employment created a relationship of confidence and trust on your part with respect to Confidential Information to which you have access during your employment, and that Confidential Information, whether compiled or created by you or the Company is and will remain the sole property of the Company. You faithfully shall keep Confidential Information in strict confidence and shall not, either directly or indirectly, at any time, make known, divulge, reveal, furnish, make available, or use Confidential Information without the prior written consent of an authorized officer of the Company. You understand and acknowledge that your obligations under this Section 8(a) will survive termination of your employment, regardless of reason, and will continue indefinitely unless and until any such Confidential Information has become, in Company's reasonable judgment, stale, or, through no fault of yours, generally known to the public or you are required by law (after providing the Company with prior notice and a prior opportunity to contest such requirement) to make disclosure.

     (c) You shall not, directly or indirectly, use the Company's Confidential Information to compete with the business or activities of the Company.

     (d) Covenant Concerning Solicitation of Customers.

          (i) While you remain employed by the Company and for two years from the Resignation Date (the "Restricted Period"), you shall not, in any capacity, directly or indirectly, alone or with others (A) solicit of any Customer business that is competitive with the Company's current business or planned business, (B) divert, entice, or otherwise take away from the Company the business or patronage of any Customer, (C) solicit or induce any Customer to terminate or reduce its business relationship with the Company;
               (D) refer a Customer to another provider of services or products competitive with those of the Company; or (E) attempt to do any of the foregoing.

          (ii) For purposes of this Section 8(b), "Customer" refers to any person or entity with whom you had contact in your capacity as an employee of Company and who (A) is purchasing goods or services from the Company on the Resignation Date , (B) has placed an order(s) for goods or services with the Company as of the Resignation Date, (C) regularly purchases goods or services from the Company, even if no orders are pending as of the Resignation Date, (D) has purchased goods or services from the Company within six (6) months preceding the Resignation Date, or (E) you solicited, directly or indirectly, in whole or in part, on behalf of Company within one (1) year preceding the Resignation Date.

     (e) Covenant Concerning Solicitation of Employees.

          (i) During the Restricted Period, you shall not in any capacity, directly or indirectly: (A) solicit, encourage or take any other action which is intended to induce any Person to terminate his or her employment or other relationship with the Company; (B) interfere in any manner with the contractual or employment relationship between the Company and any Person; or (C) hire or retain any Person.

          (ii) For purposes of this Section 8(c), the term "Person" refers to any individual who provided services to the Company, directly or indirectly, as an employee, independent contractor or consultant (other than entities and individuals working for entities such as law firms, accounting firms or management consulting firms) on or after January 1, 2001.

     (f) Covenant Concerning Unfair Competition. During the Restricted Period, you shall not directly or indirectly engage in (whether as employee, consultant, proprietor, partner, director of otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of the Chief Executive Officer of Novell. You acknowledge and agree in your capacity as Senior Vice President of Field Operations for Novell, you had access to Confidential Information, including, without limitation, Novell's business plans and strategies, especially with respect to sales, marketing and product development, and that you had access to and benefited from Novell's goodwill with its customers and prospective customers. You further acknowledge and agree that your use or disclosure of Confidential Information or misappropriation of Novell's goodwill would be especially harmful to Novell. You further acknowledge and agree that it would be impossible for you to perform any services for or on behalf of a Restricted Business without using and/or disclosing (inadvertently or otherwise) Confidential Information or misappropriating (inadvertently or otherwise) goodwill of Novell. You agree that this Section 8(d) is intended to protect Confidential Information and goodwill and is reasonably and narrowly drafted for that purpose.

     For purposes of this Agreement, the term "Restricted Business" shall mean any of the following entities or their respective affiliates; International Business Machines; Sun Microsystems; Microsoft; Oracle; Genuity; Critical Path; Network Appliances; Cashflow; or Entegrity ("Restricted Companies"). You acknowledge and agree that in your capacity as Senior Vice President of Field Operations for Novell, you had access to Confidential Information, including, without limitation, Novell's business plans and strategies, that use or disclosure of that Confidential Information to Restricted Companies would be especially harmful to Novell and that it would be impossible for you to perform any services for or on behalf of the foregoing entities without using or disclosing (inadvertently or otherwise) Confidential Information. You agree that this Section 8(d) is intended to protect Confidential Information and is reasonably and narrowly drafted for that purpose. You further acknowledge and agree that this Section 8(d) does not prohibit or restrain you from pursuing an entire business, trade or profession and that the skills, experience and training that qualify you to be a Sr. V.P. of Field Operations are readily transferable to a wide range of business pursuits beyond the limited restrictions contained herein..

     For purposes of this Agreement, the term "Restricted Territory" shall mean the counties, cities, municipalities or states of the United States.

     (g) Cooperation. You shall cooperate fully with Novell in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Novell which relate to events or occurrences that transpired while you were employed by Novell. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Novell at mutually convenient times. Similarly, you shall cooperate fully with Novell in connection with any investigation or review by any federal, state or local agency or regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Novell. Novell shall attempt to make requests for such cooperation so as not to interfere with your search for or performance of your subsequent employment. Novell shall provide and reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 8(e).

     (h) Nondisparagement. You shall not take any action or make any statement, written or oral, to any person which disparages or criticizes Novell or its affiliates, or their officers, directors, employees, or practices, or which could disrupt or impair its or their normal operations. Novell shall direct its senior managers who are informed of this Agreement not to take any action or make any statement, written or oral, which disparages or criticizes you.

     (i) Return of Property. All documents, records, materials, software, equipment, and other physical property, and all copies of any of the foregoing, whether or not pertaining to Confidential Information, that have come into your possession or been produced by you in connection with your employment ("Property") have been and remain solely the property of the Company. You agree that you will return to the Company all Property immediately.

     (j) Disclosure of Certain Provisions. You shall disclose the existence and terms of this Section 8 to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

     (k) Breach. You specifically acknowledge and agree that (i) any breach by you of the provisions of Section 8 of this Agreement will result in irreparable injury to the Company, (ii) a remedy at law alone will be an inadequate remedy for such breach, and (iii) in addition to any other remedy the Company, it shall be entitled (a) to discontinue further payments to you, (b) to immediate return by you of all consideration theretofore provided to you under this Agreement, and (c) to enforce the specific performance of this Agreement by and to obtain both temporary and permanent injunctive relief without the necessity of proving actual damages.

     (l) Interpretation. The covenants contained herein are intended to be construed as a series of separate covenants, one for each county, city and state or other political subdivision within the United States. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in the preceding paragraphs. If, at any judicial proceeding, the court shall refuse to enforce any of these separate covenants (or any part thereof) deemed included in such paragraphs (after giving effect to Section 10 below), then such an unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to prevent the remaining separate covenants (or portions thereof) to be enforced.

9.   Confidentiality of Agreement

     You agree that you shall keep the terms of this Agreement terms strictly confidential except as provided in Paragraph 8(h) hereof. Notwithstanding the foregoing, nothing in this Agreement shall prevent you from making disclosure regarding the terms of this Agreement (a) to your attorneys and accountants, but only to the extent necessary to receive legal, accounting or tax advice, or (b) unless required by court order or other legal process after first providing Novell with notice and an opportunity to oppose such order or process.

10.  Severability

     You agree that if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the court may amend such portion or provision so as to comply with the law in a manner consistent with the intention of this Agreement, the remainder of this Agreement, or the application of such illegal or unenforceable portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of the Plan shall be valid and enforceable to the fullest extent permitted by law. 11. Applicable Law, Jurisdiction and Venue

     This Agreement shall be deemed to be made and entered into in the State of Utah, and shall in all respects be interpreted, enforced and governed under the internal laws of Utah, without giving effect to choice of law principles thereunder. To that extent, you hereby agree to consent to exclusive personal jurisdiction and venue of the State and Federal courts situated within or for Utah for purposes of enforcing this Agreement, and waive any objection that you might have to personal jurisdiction or venue in those courts.

12.  Assignment; Successors and Assigns, etc.

     Neither the Company nor you may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without your consent in the event that it shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity ("Purchaser"), or transfer all or substantially all of its properties or assets to any Purchaser and provided further, the Company shall ensure that any such Purchaser assumes the remaining payment obligations under Sections 3, 4 and 5 above. This Agreement shall inure to the benefit of and be binding upon the Company and you, their respective successors, executors, administrators, heirs and permitted assigns.

13.  Notices, Acknowledgments and Other Terms

     You are advised to consult with an attorney before signing this Agreement.

     This Agreement constitutes the entire agreement between you and the Company, and all previous agreements or promises between you and the Company, with the exception of those Option Agreements and Restricted Stock Agreements and the equity plan(s) to which they relate as described herein and the Intellectual Property Agreement by and between you and the Company dated October 3, 1995, are hereby superseded, null, and void. You understand and agree that this is a full and final agreement applying not only to all claims as described above that you know of, anticipate, or have been told about, but also to all claims that are unknown, unanticipated, and undisclosed to you.

     You acknowledge that you have been given the opportunity, if you so desire, to consider this Agreement for twenty-one (21) days before executing it. If not signed by you and returned to me so that I receive it within twenty-one
     (21) days of your receipt of the Agreement, this Agreement will not be valid. In addition, if you breach any of the conditions of the Agreement within the twenty-one (21) day period, the offer of this Agreement will be withdrawn and your execution of the Agreement will not be valid. In the event that you execute and return this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this letter agreement for the entire twenty-one (21) day period. You further agree that any changes to this Agreement negotiated by the parties since it was first presented to you on July 12, 2001 do not start a new twenty-one (21) day period. The Company acknowledges that for a period of seven (7) days from the date of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice that I receive before the end of such period, and that this Agreement shall not become effective or enforceable until the expiration of such revocation period.

     By signing this Agreement, you acknowledge that you are doing so voluntarily. You also acknowledge that you are not relying on any representations by the Company or any other representative of the Company concerning the meaning of any aspect of this Agreement.

     In the event of any dispute, this Agreement shall be construed as a whole, shall be interpreted in accordance with its fair meaning, and shall not be construed strictly for or against either you or the Company. The law of the State of Utah shall govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement, without giving effect to the conflict of laws principles of Utah law. In the event that any provision or portion of a provision of this Agreement shall be determined to be unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible as if such provision or portion of a provision were not included. This Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

     If you agree to these terms, please sign and date below and return this Agreement to me within the time limitation set forth above.

                                                 Sincerely,

                                                 NOVELL, INC.

                                        By:      /s/ Alan J. Friedman  8/10/01



                                                 Accepted and agreed to:

                                      /s/ Richard A. Nortz           Aug 6, 2001
                                      ------------------------------------------
                                          Richard A. Nortz           Date